UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Flushing Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUSHING FINANCIAL CORPORATION

144-51 Northern Boulevard

Flushing, New York 11354-4240

(718) 961-5400

April 6, 2004

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, on May 18, 2004 at 2:00 p.m., New York time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

Sincerely,

Gerard P. Tully, Sr.	Michael J. Hegarty
Chairman of the Board	President and Chief Executive Officer

FLUSHING FINANCIAL CORPORATION

144-51 Northern Boulevard

Flushing, New York 11354-4240

(718) 961-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME:	May 18, 2004 at 2:00 p.m. New York time

PLACE:	LaGuardia Marriott 102-05 Ditmars Boulevard East Elmhurst, New York 11369

ITEMS OF BUSINESS

(1)  To elect four directors for a three-year term and until their successors are elected and qualified;

(2)  To ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the Company’s independent auditors for the fiscal year ending December 31, 2004; and

(3)  To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Monday, March 22, 2004.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

John R. Buran

Acting Corporate Secretary

Flushing, New York

April 6, 2004

FLUSHING FINANCIAL CORPORATION

144-51 Northern Boulevard

Flushing, New York 11354-4240

(718) 961-5400

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on May 18, 2004

i

ii

INTRODUCTION

This proxy statement is furnished to holders of common stock, $.01 par value per share, of Flushing Financial Corporation (the “Company”), which is the sole stockholder of Flushing Savings Bank, FSB (the “Bank”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board of Directors”) to be used at the annual meeting of stockholders to be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York, 11369 at 2:00 p.m., New York time, on May 18, 2004 and at any adjournment thereof. Only holders of record of the Company’s issued and outstanding common stock as of the close of business on the record date, March 22, 2004, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. This proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company’s 2003 Annual Report on Form 10-K are first being mailed on or about April 6, 2004 to all persons entitled to vote at the annual meeting.

VOTING AND PROXIES

Voting Rights and Quorum Requirement

Stockholders of record as of the close of business on March 22, 2004, the record date, are entitled to one vote for each share of common stock then held. On the record date, there were 19,374,446 shares of common stock outstanding and entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You can vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. You can also vote over the Internet or by telephone, as described below.

Voting over the Internet or by Telephone

If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided by your bank or brokerage firm.

Effect of Proxy

The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If no instructions are given, the proxy will be voted FOR election of the nominees for director described herein and FOR ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2004. With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Corporate Secretary, Flushing Financial Corporation,

144-51 Northern Boulevard, Flushing, New York 11354-4240); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

Votes Required for Approval

Directors are elected by a plurality of the votes cast with a quorum present. Abstentions are considered present for purposes of determining the presence of a quorum and will not affect the plurality vote required for the election of directors. The affirmative vote of a majority of the total votes present in person or by proxy (assuming a quorum is present) is required to ratify the appointment of the independent auditors. Abstentions will have the effect of a vote against this proposal. Under current rules of the New York Stock Exchange, to which its member firms are subject, this proposal is considered a “discretionary” item upon which brokerage firms holding shares of common stock in “street name” may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Cost of Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $4,000, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation to these individuals. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 11 directors divided into three classes which are as equal in number as possible. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes, comprising approximately one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Classes A and B are serving terms expiring at the annual meeting of stockholders in 2005 and 2006, respectively.

The directors in Class C, whose terms expire at the 2004 annual meeting, are Gerard P. Tully, Sr., James D. Bennett, John R. Buran and Vincent F. Nicolosi. Each of Messrs. Tully, Bennett, Buran and Nicolosi has been nominated by the Board of Directors, upon the recommendation of the Nominating and Governance Committee, to stand for re-election for a term expiring at the annual meeting of stockholders to be held in 2007. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Information About Directors

The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company whose terms will continue after the annual meeting.

Name	Age(1)	Position(s) with the Company	Director Since(2)	Term Expires
Gerard P. Tully, Sr.	76	Chairman of the Board	1967	2007	(4)
Michael J. Hegarty	64	President, Chief Executive Officer and Director	1987	2005
John R. Buran(3)	54	Executive Vice President, Chief Operating Officer and Director	2003	2007	(4)
James D. Bennett	65	Director	1998	2007	(4)
Louis C. Grassi	48	Director	1998	2006
John J. McCabe(3)	60	Director	2003	2005
John O. Mead	81	Director	1987	2005
Vincent F. Nicolosi	64	Director	1977	2007	(4)
Franklin F. Regan, Jr.	74	Director	1969	2006
John E. Roe, Sr.	70	Director	1968	2006
Michael J. Russo	69	Director	1984	2005

(1)	As of December 31, 2003.
(2)	Where a director’s period of service relates to a period prior to May 9, 1994, the date of the Company’s incorporation, the period specified relates to the date the individual commenced service as director or trustee of the Bank or its predecessor.
(3)	Messrs. Buran and McCabe were appointed by the Board and commenced service as directors of the Company on June 17, 2003.
(4)	Subject to re-election at the annual meeting.

Set forth below is certain information with respect to the Board nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years.

Board Nominees

Gerard P. Tully, Sr. has served as Chairman of the Board of the Company since its formation in 1994, and as Chairman of the Board of the Bank since 1980. Mr. Tully served as Chief Executive Officer of the Bank from 1981 through 1989. Mr. Tully is an officer and a director of Van-Tulco, Inc. and Tulger Contracting Corp., construction companies, and Bainbridge Avenue Corp., 1620 Ralph Avenue Corp. and Contractors Associates Inc., each a real estate holding company.

James D. Bennett is of counsel to the law firm of Farrell, Fritz, P.C. in Uniondale, New York, with a practice in civil law and real estate. He also serves as Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. Mr. Bennett currently serves as a Commissioner of the New York State Public Service Commission. Prior to July, 2001, Mr. Bennett was a partner in the law firm of Bennett, Rice & Schure, LLP in Rockville Centre, New York. In the past, he has served as a Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council and as Supervisor and Councilman of the Town of Hempstead.

John R. Buran has served as Executive Vice President and Chief Operating Officer of the Company and the Bank since January, 2001. Prior to joining the Bank, Mr. Buran was a consultant for approximately one year. Mr. Buran was Executive Vice President of the New York Metro Division of Fleet Bank, NA from 1996 to 2000, and Senior Vice President, Division Head, Retail Services of NatWest’s Consumer Banking Group from 1994 to 1996. Prior to 1994, he held several management positions at Citibank/Citicorp, most recently as Vice President, New York Investment Sales.

Vincent F. Nicolosi is a partner in the law firm of Nicolosi & Nicolosi in Bayside, New York. For the past five years, he has been engaged in the practice of law with an emphasis on civil litigation. Since December 1998, Mr. Nicolosi has served as a Commissioner of the New York State Investigation Commission. Mr. Nicolosi served as a Queens Assistant District Attorney from 1967 to 1972. From 1973 to 1980, Mr. Nicolosi was a member of the New York State Assembly, serving as Chairman of the Assembly Insurance Committee from 1977 to 1980.

Continuing Directors

Michael J. Hegarty has served as President and Chief Executive Officer of the Company and the Bank since October 1, 1998. He joined the Company as Executive Vice President and Corporate Secretary and the Bank as Executive Vice President and Chief Operating Officer in 1995. Prior to that, he was Vice President–Finance as well as Corporate Secretary and Treasurer and a director of EDO Corporation, a manufacturer of defense systems and components. Mr. Hegarty remains a director of EDO Corporation. Mr. Hegarty also serves on the Board of Directors of the Community Bankers Association of New York State.

Louis C. Grassi is Managing Partner of Grassi & Co., CPAs, P.C. located in Lake Success, New York, with a practice in accounting, tax and management consulting services. He is a licensed certified fraud examiner, an author and an editor of a national tax and accounting publication.

John J. McCabe has served as Shay Assets Management’s Chief Investment Strategist for the past nine years and a is co-manager of each of the John Hancock Large Cap Select Fund and the Asset Management Fund Large Cap Equity Institutional Fund. He has also served as Managing Director of Sterling Manhattan Corp., an investment banking firm, and spent 19 years at Bankers Trust Company serving in various capacities, including Managing Director of the Investment Management Group, Director of Investment Research and member of the Senior Investment Policy Committee. Mr. McCabe is a Director of the New York Society of Security Analysts, having served twice as its President. He is a past Director of the Financial Analysts Federation and a Founding Governor of the Association for Investment Management and Research. He is also an Adjunct Professor of Finance at St. Francis College and serves on the Board of the American Geographical Society.

John O. Mead served, until his retirement in 1990, as President and Chairman of the Board of Printfab, Inc., a fabric marketing company located in New York, New York, and Printed Fabrics Corp., a fabric manufacturing company located in Carrollton, Georgia.

Franklin F. Regan, Jr. is of counsel to the law firm of Cullen and Dykman Bleakley Platt LLP, with a practice specializing in real estate and banking matters, including commercial, residential and multi-family real estate lending; other commercial lending; bank regulatory matters; and commercial and residential bankruptcy and foreclosure matters. Prior to July 1, 2001, Mr. Regan maintained a general law practice in Flushing, New York.

John E. Roe, Sr. is Chairman of the Board of City Underwriting Agency, Inc., insurance brokers, located in Lake Success, New York.

Michael J. Russo is self-employed as a consulting engineer and serves as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, and of Fresh Meadow Mechanical Corp., a mechanical contracting firm, for which he also serves as Corporate Secretary. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as Chairman of the Board of Trustees of Flushing Hospital Medical Center.

Executive Officers Who Are Not Directors

The following persons currently serve as executive officers who are not directors of the Company.

Name	Age(1)	Position(s) with the Company
Monica C. Passick	65	Senior Vice President, Treasurer and Chief Financial Officer
Henry A. Braun	58	Senior Vice President
Robert L. Callicutt	61	Senior Vice President
Francis W. Korzekwinski	41	Senior Vice President
Anna M. Piacentini	57	Senior Vice President and Corporate Secretary

(1)	As of December 31, 2003.

Set forth below is certain information with respect to the executive officers who are not directors of the Company.

Monica C. Passick has been Senior Vice President, Treasurer and Chief Financial Officer of the Company since its formation in 1994. Ms. Passick joined the Bank in 1979 as an Assistant Treasurer. She was appointed Controller of the Bank in 1982 and Vice President in 1983. In 1993, Ms. Passick was promoted to Senior Vice President/Finance of the Bank. Ms. Passick is a Certified Public Accountant.

Henry A. Braun has been a Senior Vice President of the Company since 1995. Mr. Braun joined the Bank in 1994 as Senior Vice President/Bank Operations, a position he previously held at The Greater New York Savings Bank where he was employed for five years. Prior to that, Mr. Braun was with The Williamsburgh Savings Bank for twenty years rising from Assistant Vice President/EDP Auditor to Vice President/Auditor to Senior Vice President/Operations to Executive Vice President and Chief Operating Officer.

Robert L. Callicutt has been a Senior Vice President of the Company since 1999. Mr. Callicutt joined the Bank in 1995 as Vice President of Residential Mortgage Banking. Prior to joining the Bank, he was Senior Vice President of Mid-Island Equities Corp., a mortgage banking company, for seven years. Prior to that, he served as Vice President and Manager of Dean Witter Reynolds, a stock brokerage firm, in its mortgage whole loan trading department.

Francis W. Korzekwinski has been a Senior Vice President of the Company since 1999. Mr. Korzekwinski joined the Bank in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. He is also responsible for commercial real estate lending activity of the New York Federal Division of the Bank. Prior to joining the Bank, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

Anna M. Piacentini has been a Senior Vice President of the Company since 1995. In 1998, Ms. Piacentini was named Corporate Secretary of the Company. Ms. Piacentini joined the Bank in 1969 and has served in various capacities including as an Executive Assistant for Branch Operations, Assistant Secretary for Human Resources and Assistant Vice President of Human Resources. In 1984, Ms. Piacentini was named Vice President/Human Resources of the Bank and in 1994 was promoted to Senior Vice President/Human Resources of the Bank. Ms. Piacentini has served as Corporate Secretary of the Bank since 1995.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that seven of the eleven members of the Board are independent under the Nasdaq director independence standards. Under these standards, a director is not independent if he has certain specified relationships with the Company or any other relationship which in the opinion of the Board would interfere with his exercise of independent judgment as a director. Messrs. Hegarty and Buran are not independent because they are executive officers of the Company. Messrs. Tully and Regan are not independent as a result of the respective consulting and legal fees they receive from the Company. In evaluating the independence of the remaining directors, the Board considered the payments described below under the headings “Director Compensation—Fee Arrangements,” “Director Compensation—Related Party Transactions” and “Compensation Committee Interlocks and Insider Participation” and determined that they did not impair independence.

Meetings and Committees of the Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2003, the Board of Directors held 12 regular meetings. No director attended less than 75% of the meetings of the Board of Directors and its committees on which he served. The Board of Directors has established the following committees, among others:

Compensation Committee.    The Compensation Committee is composed of Messrs. Nicolosi (Chairman), Grassi, Mead, Roe and Russo, all of whom are independent under Nasdaq corporate governance standards. This committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, and recommends to the Board of Directors grants to employees under the Company’s stock option and restricted stock plans. This committee meets on an as needed basis. During 2003, this committee met three times. The Report of the Compensation Committee is included at page 11.

Audit Committee.    The Audit Committee is composed of Messrs. Grassi (Chairman), Mead, Roe and Russo, all of whom are independent under Nasdaq corporate governance standards and satisfy the SEC independence requirements for audit committee members. This committee meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. The Audit Committee has sole authority to appoint and replace the Company’s independent public accountants and is directly responsible for the compensation and oversight of the work of the external auditor. This committee reviews the results of regulatory examinations, the financial reporting process, the systems and processes of internal control and compliance, and the audit process of the Company’s independent public accountants. This committee also has the authority to engage independent counsel and other advisers. During 2003, this committee met six times. The Report of the Audit Committee is included at page 19.

Nominating and Governance Committee.    The Nominating and Governance Committee is composed of Messrs. Roe (Chairman), Bennett, Mead and Russo, each of whom is independent under Nasdaq corporate governance standards. This committee has primary responsibility for recommending to the Board of Directors the slate of director nominees to be proposed by the Board for election by the shareholders (as well as any director nominees to be elected by the Board to fill interim vacancies). The committee also recommends the directors to be selected for membership on the various Board committees and the chairs of those committees. The committee is responsible for developing and recommending to the Board appropriate corporate governance policies and procedures and for approving proposed related party transactions involving directors or executive officers and the Company. The charter of the Nominating and Governance Committee is not available on the Company’s website, but is attached hereto as Appendix A. This committee held three meetings during 2003.

Other Committees.    In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, an Investment Committee, and a Planning Committee.

Bank Board and Committees.    The business of the Bank is conducted at regular and special meetings of the Bank’s Board of Directors (the “Bank Board”) and its committees. The Bank Board and the Board of Directors are identically constituted. During 2003, the Bank Board held 12 regular meetings. The Bank Board maintains executive, insurance, investment, nominating, planning, compensation and audit committees. The membership of these committees is the same as that of the comparable committees of the Company’s Board of Directors. These committees serve substantially the same functions at the Bank level as those of the Company. The Bank Board also maintains a loan committee, a compliance committee, a CRA committee and an ethics committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which he served. Directors of the Bank are nominated by the Bank Board nominating committee and elected by the Company as sole shareholder of the Bank.

Director Compensation

Fee Arrangements.    Beginning in 2004, directors who are not executive officers of the Company or the Bank (“Outside Directors”) receive an annual retainer of $30,000 from the Bank, with no additional retainer from the Company. The Chair of the Audit Committee receives an additional annual retainer of $10,000 and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Outside Directors also receive meeting fees of $1,500 for each Board or Bank Board meeting attended, $1,000 for each Audit Committee or Compensation Committee attended, and $750 for each other committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day. Director fees were increased from those in effect during 2003 based on advice received from an independent compensation consulting firm.

Outside Directors who are members of the Loan Committee also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans in excess of $700,000 and certain other loans in excess of $500,000. For each day that a director conducts such inspections, the director receives a fee of $400 for the first property inspected and $200 for each additional property inspected on that day. During 2003, site inspection fees of $8,600 were paid to Mr. Bennett, $10,800 to Mr. Nicolosi, and $20,800 to Mr. Regan.

For the year ended December 31, 2003, the aggregate amount of retainer, meeting and site inspection fees paid by the Bank to Outside Directors was $503,300. In addition to the retainer and meeting fees, Mr. Tully receives a fee of $155,000 per year for providing additional consulting services to the Bank and the Company in his capacity as Chairman. For a discussion of fees paid to Mr. Nicolosi for legal services rendered to the Bank in 2003, please refer to “Compensation Committee Interlocks and Insider Participation.”

Related Party Transactions.    Under the Bank’s lending policies, residential mortgage loans are not made to directors and executive officers. However, such loans are made to immediate family members of directors and executive officers at market rates of interest and other normal terms but with reduced origination fees. Excluding the loans discussed under “Compensation Committee Interlocks and Insider Participation,” there were four such loans outstanding to immediate family members of executive officers or directors with balances in excess of $60,000 at some time since the beginning of 2003. The highest aggregate balance of these loans at any time since January 1, 2003 was $869,500 and the aggregate balance of these loans at January 31, 2004 was $844,700. All such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

Since 1981, Franklin F. Regan, Jr. (or his law firm) has had a retainer agreement with the Bank, pursuant to which he (or his law firm) is paid an annual retainer for general legal services to the Bank. Mr. Regan, currently of counsel with the law firm of Cullen and Dykman Bleakley Platt LLP, represents the Bank in connection with some of its mortgage foreclosure actions. In his of counsel capacity with Cullen and Dykman, Mr. Regan also represents the Bank in closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers. Under an agreement between Mr. Regan and Cullen and Dykman dated July 1, 2001, Mr. Regan receives 22.5% of the fees paid by the Bank and its borrowers to Cullen and Dykman for a period of ten years, at which time the percentage payable is reduced to 12.5% for an additional ten-year period. The agreement may be terminated earlier upon either Mr. Regan’s death or the Bank’s failure to continue the services rendered by Cullen and Dykman. Termination generally entitles Mr. Regan or his heirs to receive a payment equal to, in the case of his death, two times the amount paid to him in the immediately preceding year (which payment is adjusted pro rata if cessation of services to the Bank occurs during the two-year period following his death) and, in the case of cessation of services to the Bank, $100,000. In this regard, the current fee paid by borrowers for closing of a residential loan is $575. Fees paid for closing mixed-use property transactions are fixed at $975. Fees paid for commercial real estate loan closings currently range from a minimum fee of $1,700 to a maximum fee of $7,000. In 2003, the Bank paid to Mr. Regan an aggregate of $41,000 as a retainer for general legal services. This amount was credited to an account of Cullen and Dykman in accordance with Mr. Regan’s agreement with that firm. Also in 2003, the Bank paid to Cullen and Dykman an aggregate of $162,283 for fees for general legal services. Borrowers paid an aggregate of $1,740,122 to Cullen and Dykman in connection with loan closings over the same period. Mr. Regan’s interest in all of the above payments from the Bank and its borrowers to Mr. Regan and/or Cullen and Dykman is an aggregate of $437,266. In connection with some of the foregoing transactions, Cullen and Dykman has engaged Ultimate Abstract Services, Inc., a title company fifty percent owned by Mr. Regan’s son. Neither the Company nor the Bank is involved in the selection of this title company, and fees and expenses for title work are generally paid by the borrowers. Borrowers paid an aggregate of approximately $150,990 to this title company in 2003 in connection with transactions to which the Bank was a party. In addition, the Bank leases office space to Cullen and Dykman in its 159-18 Northern Boulevard building at a market rental rate, which Mr. Regan uses in his law practice. Mr. Regan is a director of the Company and the Bank.

Director Deferred Compensation Plan.    The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Outside Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director’s termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2003, there were no participants in this plan.

Director Retirement Plan.    The Bank has adopted an Outside Director Retirement Plan, which provides benefits to each Outside Director who served as an Outside Director for at least five years and whose years of service as an Outside Director plus age equals or exceeds 55. Benefits are also payable to an Outside Director whose status as an Outside Director terminates due to death or disability or who is an Outside Director upon a change of control (as defined below). However, no benefits will be payable to a director who becomes an Outside Director after January 1, 2004 or who is removed for cause. An eligible director will be paid an annual retirement benefit equal to the last annual retainer paid prior to the director’s retirement plus the total amount of Board and Bank Board meeting fees which were paid to the director for the 12 months immediately preceding retirement, but not more than $48,000. Such benefit will be paid in equal monthly installments for the lesser of the number of months such director served as an Outside Director or 120 months. In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each director with at least two years of service as an Outside Director will receive the equivalent of 120 months of benefits, and each director with less than two years of service will receive the equivalent of monthly benefits for the number of months he served as an Outside Director. If the Outside Director dies before receiving all benefits payable under the plan, the remaining benefits will be paid to the Outside Director’s surviving spouse. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

Stock Options and Restricted Stock.    Pursuant to the Company’s restricted stock and stock option plans, each person who becomes an Outside Director receives (to the extent there are shares available), as of the date of his or her first election, 8,437 shares of restricted stock and options to purchase 16,875 shares of common stock. Each such stock option and restricted stock grant vests with respect to 20% of the covered shares on each of the first five anniversaries of the grant date, provided that the Outside Director is then serving on the Board of Directors of the Company or one of its subsidiaries. In addition, each Outside Director receives an automatic annual grant of 1,687 shares of restricted stock and options to purchase 14,850 shares of common stock, with such awards vesting in equal installments over a three-year period. All options granted to Outside Directors under the Company’s stock option plan have an exercise price equal to the fair market value of the common stock on the date of grant of the option and are granted with tandem limited stock appreciation rights. The grants vest in full upon the Outside Director’s termination of service by reason of death, disability or retirement, or in the event of a change of control of the Company.

Indemnity Agreements.    The Company and the Bank have entered into an Indemnity Agreement with each of the directors and executive officers, which agreements provide for mandatory indemnification of each director or executive officer to the full extent permitted by law for any claim arising out of such person’s service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification in a particular case.

Director Nominations

In evaluating director candidates for purposes of recommending director candidates to the Board, the Nominating and Governance committee will consider the following factors: the candidate’s moral character and personal integrity; whether the candidate has expertise and experience relevant to the Company’s business (including knowledge of the communities and markets served by the Bank); whether the candidate’s expertise and experience complements the expertise and experience of the other directors; whether the candidate would be independent under the Nasdaq corporate governance standards; whether the candidate would be independent of any particular constituency and able to represent the interests of all shareholders of the Company; the congeniality of the candidate with the other directors; whether the candidate would have sufficient time available to devote to Board activities; and any other factors deemed relevant by the Committee.

The Nominating and Governance Committee will consider director candidates recommended by shareholders of the Company. Shareholders may recommend an individual for consideration by submitting to the Committee the name of the individual, his or her background (including education and employment history), a statement of the particular skills and expertise that the candidate would bring to the Board, the name, address and number of shares of the Company owned by the shareholder submitting the recommendation, any relationship or interest between such shareholder and the proposed candidate, and any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement if such proposed candidate were to be nominated as a director.

Such submissions should be addressed to Flushing Financial Corporation Nominating and Governance Committee, at the Company’s executive offices. In order for a candidate to be considered for any annual meeting, the submission must be received by the Committee no later than the November 1 preceding such annual meeting.

The Nominating and Governance Committee will evaluate the biographical information and background material relating to each potential candidate and may seek additional information from the submitting shareholder, the potential candidate, and/or other sources. The Committee may hold interviews with selected candidates. Individuals recommended by shareholders will be considered under the same factors as individuals recommended by other sources.

Shareholder Communications with the Board of Directors

The Company’s Board of Directors has adopted the following policy by which shareholders may communicate with the Board or with individual directors or Board committees. The communication should be in writing, addressed to the Board or applicable committee or directors, c/o Corporate Secretary, Flushing Financial Corporation, at the Company’s executive offices. The Corporate Secretary will review all such correspondence received and will periodically, at least quarterly, forward to the applicable directors a summary of all such correspondence together with copies of correspondence that the Corporate Secretary believes should be seen in its entirety. Correspondence or summaries will be forwarded to the applicable directors on an expedited basis where the Corporate Secretary deems it appropriate. Communications raising concerns related to the Company’s accounting, internal controls, or auditing matters will be immediately brought to the attention of the Company’s Internal Auditor and the Chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Directors may at any time review a log of correspondence received by the Company that is addressed to the director (or to the full Board or a Board committee on which he serves) and may request copies of any such correspondence.

The Company believes that it is important for directors to directly hear concerns expressed by shareholders. Accordingly, it is the Company’s policy that Board members are expected to attend the Annual Meeting of Shareholders absent a compelling commitment that prevents such attendance. All of the members of the Board of Directors at the time of the 2003 Annual Meeting attended such meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available on the Company’s website at http://www.flushingsavings.com by following the links to investor relations and then corporate governance, and then Code of Business Conduct and Ethics. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

Compensation Philosophy.    The Company’s executive compensation program is intended to link management’s pay with the Company’s annual and long-term performance. The Compensation Committee believes it is important to attract and retain highly-qualified senior managers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company’s performance. At the end of 2003, the Compensation Committee retained a firm of independent compensation consultants to review the compensation of the Company’s executive officers. The consultant’s recommendations will be taken into account by the Committee in its decisions for 2004.

The following is a discussion of the Company’s executive compensation program as in effect during 2003, including a description of the decisions and actions taken by the Compensation Committee with respect to fiscal 2003 compensation for the Chief Executive Officer.

Salary and Incentive Bonus.    In determining the base salary and annual incentive bonus of executive officers, the Compensation Committee takes into consideration a variety of factors, including the executive’s level of responsibility, individual performance, and the financial and operational performance of the Company and the Bank in relation to their competition in the industry. Based on an analysis performed in mid-2003 of salary and bonus paid by savings institutions and commercial banks of roughly comparable size in the Company’s geographical area in the prior fiscal year, the Compensation Committee determined that salary and bonus levels of the Company’s executive officers were generally at the median. The salary and bonus levels set by the Compensation Committee for 2003, as in prior years, were intended to maintain compensation levels at or slightly above the midpoint level of our peer group.

The annual incentive bonus paid to executive officers is determined by the Compensation Committee in its discretion at the end of the year based on its assessment of the Company’s and the Bank’s performance during the year and each individual executive officer’s contribution to such performance.

During 2003, Mr. Hegarty’s annual rate of base salary was increased from $475,000 to $495,000 and his annual incentive bonus was set at $210,000 (compared to $200,000 in 2002). The combined effect of these actions was a $30,000 increase in current cash compensation. In addition, under Mr. Hegarty’s employment agreement, the Company credits an amount equal to 10% of base salary (together with mutual fund earnings thereon) as deferred compensation. The Compensation Committee’s decision to increase Mr. Hegarty’s base salary and bonus by only modest amounts was motivated by the desire to maintain his overall compensation level in line with that of our competition. The Committee felt that an increase in his salary and annual incentive bonus was warranted in light of the Company’s strong financial performance in 2003. As evidenced by the Stock Performance Graph on page 13, the cumulative total return on the Company’s common stock in 2003 outperformed the Nasdaq U.S. market index and two published indices of thrift institutions, one of which reflects the Company’s geographic region and the other of which more closely reflects the Company’s size. Moreover, the Company had record earnings per share in 2003, as well as increases from 2002 levels in assets, net income, loan originations and core deposits.

Long-Term Compensation.    The Company has adopted restricted stock and stock option plans, which have been approved by shareholders. The Compensation Committee does not make routine annual grants to executive officers under these plans, but instead has considered each year whether to make such awards consistent with the goal of the plans to compensate, incent and retain talented personnel. The Committee made large initial grants under these plans at the time of their adoption in 1996, followed by several years of small or no across-the-board grants. In 2001, the 1996 awards became fully vested and the Committee made modest across-the-board grants to further incent executive officers. In 2002, the Committee made across-the-board grants to executive officers at a slightly higher level than the 2001 grants in recognition of the Company’s sustained stock price and operating performance over the two-year period. When considering the awards for 2003, the Committee took into account the developing trends toward reduction in the overall amount of equity compensation and the shifting of such compensation from stock options to restricted stock. Nevertheless, the Committee felt that the Company’s strong performance warranted making equity awards during 2003. In balancing these factors, the Committee determined to grant to each of the executive officers stock options at a level of approximately 50% of their 2002 grant (measured by number of shares subject to option) and restricted stock at a level of approximately 70% of 2002 grants (measured by the dollar value of the restricted stock on the date of grant).

Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation paid to the named executive officers in excess of $1 million, excluding from this limit “performance-based” compensation as defined for purposes of that Section. Prior to the 2002 stock option grants, the Company’s stock option plan failed to satisfy one of the technical requirements of Section 162(m), but grants made on and after the 2002 option grant date are intended to comply with the requirements of that section. The Company’s restricted stock and incentive bonus plans were not intended to qualify as “performance-based” under Section 162(m) because the Compensation Committee believed that the flexibility afforded by the design of these plans was desirable. In light of historical compensation levels for the named executive officers prior to 2003, the Committee saw no need for these plans to conform to the requirements of Section 162(m). In 2003, Mr. Hegarty’s compensation subject to the deduction limit exceeded $1 million, in large measure due to Mr. Hegarty’s stock option exercises and the increase in the Company’s stock price from the date of grant. The Committee intends to address the issues raised by this situation in consultation with counsel in the near future.

Submitted by the Compensation Committee of the Board of Directors,

Vincent F. Nicolosi Chairman	Louis C. Grassi, CPA	John O. Mead	John E. Roe, Sr.	Michael J. Russo

Compensation Committee Interlocks and Insider Participation

During 2003, the Compensation Committee consisted of Messrs. Nicolosi (Chairman), Grassi, Mead, Roe and Russo. None of the current members of the Compensation Committee are former officers of the Company or the Bank. During 2003, the Bank paid $10,350 in legal fees to Mr. Nicolosi for certain litigation and contract matters. In addition, the Company entered into an agreement to upgrade the Company’s payroll software in 2003. Under the agreement, the Company paid a one-time upgrade fee of $40,750 and continues to pay a monthly license fee of approximately $3,800 to the vendor. Mr. Nicolosi’s son is an employee of the vendor and received a 5.50% commission, totaling $4,746, on the contract. The Company believes that the fees it is paying are consistent with those available from other vendors in the market. In addition, the Company’s relationship with this vendor is long-standing and pre-dates Mr. Nicolosi’s son’s employment there.

Under the Bank’s lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. Six such loans outstanding to immediate family members of directors who were members of the Compensation Committee during 2003 had balances in excess of $60,000 at some time since the beginning of 2003. The highest aggregate balance of those loans at any time since January 1, 2003 was $1,307,600 and the aggregate balance of those loans at January 31, 2004 was $1,092,500. All of such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

Stock Performance Graph

The following graph shows a comparison of cumulative total stockholder return on the Company’s common stock since December 31, 1998 with the cumulative total returns of a broad equity market index as well as two published industry indices. The broad equity market index chosen was the Center for Research in Security Prices (“CRSP”) Total Return Index for the Nasdaq Stock Market (US). The published industry indices chosen were the SNL Thrift Index and the SNL Mid-Atlantic Thrift Index. The SNL Mid-Atlantic Thrift Index has not been included in the Company’s Stock Performance Graph in prior years, but the Company believes it provides valuable comparative information since it reflects the Company’s geographic peer group. The SNL Thrift Index has been included in the Stock Performance Graph in prior years. It uses a broader group of thrifts and therefore more closely reflects the Company’s size. The Company believes that both geographic area and size are important factors in analyzing the Company’s performance against its peers. The graph below reflects historical performance only, which is not indicative of possible future performance of the common stock.

Comparison of Cumulative Total Return Among the Common Stock,

CRSP Total Return Index for the Nasdaq Stock Market (US),

SNL Thrift Index,

and SNL Mid-Atlantic Thrift Index(1)

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Flushing Financial Corporation	$100	$95.64	$118.99	$180.87	$169.88	$290.03
CRSP Total Return Index for the NASDAQ Stock Market (US)	$100	$185.95	$113.19	$89.65	$61.67	$92.90
SNL Thrift Index	$100	$81.69	$130.44	$139.42	$166.32	$235.45
SNL Mid-Atlantic Thrift Index	$100	$78.13	$108.91	$134.74	$167.65	$264.82

(1)	Assumes $100 invested on December 31, 1998 and all dividends reinvested through the end of the Company’s fiscal year ended December 31, 2003. The performance graph above is based upon closing prices on the trading day specified. Information presented with respect to the Company’s common stock reflects the three-for-two split of the stock paid in the form of a dividend on each of August 30, 2001 and December 15, 2003.

Summary Compensation Table

The following table sets forth the compensation paid by the Company and the Bank during the years ended December 31, 2003, 2002 and 2001 to the Chief Executive Officer and certain other executive officers.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Restricted Stock Awards(1)	Securities Underlying Options/ SARs(#)(2)	All Other Compensation
Name and Principal Position(s)	Year	Salary		Bonus
Michael J. Hegarty	2003	$533,490	(3)	$210,000	$205,050	22,500	$134,243	(4)
President and Chief Executive Officer	2002	503,252	(3)	200,000	288,600	45,000	132,099
of the Company and the Bank	2001	472,929	(3)	175,000	194,640	36,000	127,664
John R. Buran	2003	$259,995		$130,000	$102,525	18,000	$46,575	(5)
Executive Vice President and Chief	2002	232,750		100,000	153,920	37,500	39,077
Operating Officer of the Company and	2001	200,635		75,000	276,120	168,750	—
the Bank
Monica C. Passick	2003	$160,770		$47,000	$41,010	7,500	$27,139	(6)
Senior Vice President, Treasurer, and	2002	153,520		45,000	57,720	18,000	26,871
Chief Financial Officer of the	2001	145,020		45,000	48,660	16,875	26,095
Company; Senior Vice President/
Finance of the Bank
Francis W. Korzekwinski	2003	$163,500		$56,000	$41,010	7,500	$27,839	(7)
Senior Vice President of the Company;	2002	155,000		52,000	57,720	18,000	27,364
Senior Vice President/Commercial Real	2001	146,001		45,000	48,660	16,875	26,034
Estate of the Bank
Henry A. Braun	2003	$150,500		$54,000	$41,010	7,500	$26,020	(8)
Senior Vice President of the Company;	2002	143,350		48,000	57,720	18,000	24,244
Senior Vice President/Bank Operations	2001	135,200		42,000	48,660	16,875	23,165
of the Bank

(1)	Reflects dollar value of restricted stock granted, calculated by multiplying the number of shares granted by the closing market price of the common stock on the date of grant. The number of shares of restricted stock held by each of the named executive officers on December 31, 2003 and the dollar value of such shares (based on the closing market price of the common stock on December 31, 2003) are as follows: Mr. Hegarty 52,800 shares, $965,184; Mr. Buran 36,000 shares, $658,080; Ms. Passick 11,550 shares, $211,134; Mr. Korzekwinski 11,550 shares, $211,134; and Mr. Braun 11,550 shares, $211,134. All grants of restricted stock vest 20% per year beginning one year after the date of grant, subject to immediate vesting in the event of death, disability, retirement, or a change of control. Dividends are paid on all shares of restricted stock.
(2)	All share amounts have been updated to reflect the three-for-two split of the Company’s common stock paid in the form of a dividend on December 15, 2003.
(3)	Includes mandatory deferred compensation equal to 10% of salary.
(4)	Consists of $6,000 in matching contributions to the 401(k) Plan, $13,737 in contributions to the Profit Sharing Plan, $50,000 credited toward Supplemental Retirement Benefits, and $64,506 credited under the Bank’s Supplemental Savings Incentive Plan (“SSIP”).
(5)	Consists of $6,000 in matching contributions to the 401(k) Plan, $13,737 in contributions to the Profit Sharing Plan, and $26,838 credited under the SSIP.
(6)	Consists of $4,346 in matching contributions to the 401(k) Plan, $13,737 in contributions to the Profit Sharing Plan, and $9,056 credited under the SSIP.
(7)	Consists of $4,419 in matching contributions to the 401(k) Plan, $13,737 in contributions to the Profit Sharing Plan, and $9,683 credited under the SSIP.
(8)	Consists of $4,068 in matching contributions to the 401(k) Plan, $13,524 in contributions to the Profit Sharing Plan, and $8,428 credited under the SSIP.

Stock Options

The following table contains certain information with respect to stock options granted in 2003 under the Company’s stock option plan to the named executive officers.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Grant Date	Number of Securities Underlying Options/SARs Granted(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/ share)(2)	Expiration Date(3)	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (10 Years)($)(4)
Name						5%	10%
Michael J. Hegarty	6/17/03	22,500	17.00%	13.47	6/16/13	190,602	483,024
John R. Buran	6/17/03	18,000	13.60%	13.47	6/16/13	152,482	386,419
Monica C. Passick	6/17/03	7,500	5.67%	13.47	6/16/13	63,534	161,008
Francis W. Korzekwinski	6/17/03	7,500	5.67%	13.47	6/16/13	63,534	161,008
Henry A. Braun	6/17/03	7,500	5.67%	13.47	6/16/13	63,534	161,008

(1)	Each stock option was granted with a tandem limited stock appreciation right that may be exercised only within 90 days after a change of control. The stock options become exercisable in 20% increments on each of the first five anniversaries of the date of grant, subject to acceleration in the event of death, disability, retirement or a change of control. Amounts shown in table have been adjusted to reflect the three-for-two split of the Company’s common stock paid in the form of a dividend on December 15, 2003.
(2)	Pursuant to the stock option plan, the exercise price equals the mean of the high and low sales price of the common stock on the day before the grant date. Amounts shown in table have been adjusted to reflect the three-for-two split of the Company’s common stock paid in the form of a dividend on December 15, 2003.
(3)	The stock options (and tandem limited stock appreciation rights) are subject to termination prior to their expiration date in the event of termination of employment.
(4)	The potential realizable value reflected in the table represents the difference between (i) the price the common stock would attain at the end of the option’s 10-year term if the price appreciated from the date of the stock option grant at a rate of 5% or 10% per year (as the case may be), and (ii) the option exercise price. The amounts shown in the table are the result of multiplying the amount described above by the number of options granted to the respective individual on the applicable grant date, with all amounts adjusted to reflect the three-for-two split of the Company’s common stock payable in the form of a dividend on December 15, 2003.

The following table contains certain information with respect to stock options previously granted to the named executive officers.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise(#)(1)	Value Realized ($)	# of Securities Underlying Unexercised Options/SARs at FY-End(1)		Value of Unexercised In-the- Money Options/SARs at FY-End($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Hegarty	75,000	756,300	236,400	98,100	2,804,436	686,169
John R. Buran	28,500	256,710	46,500	149,250	412,095	1,264,838
Monica C. Passick	45,000	406,400	89,850	36,525	1,101,209	247,393
Francis W. Korzekwinski	30,000	201,000	80,250	36,525	972,680	247,393
Henry A. Braun	22,500	184,200	94,500	36,525	1,164,627	247,393

(1)	The number of shares has been adjusted to reflect the three-for-two split of the Company’s common stock paid in the form of a dividend on each of September 30, 1998, August 30, 2001 and December 15, 2003.
(2)	The value of each unexercised in-the-money stock option (or tandem limited stock appreciation right) is equal to the difference between $18.28 (the closing price of the common stock on December 31, 2003) and the exercise price of the stock option.

Employment, Severance and Change of Control Arrangements

Employment Agreements.    The Bank and the Company are parties to employment agreements with Mr. Hegarty, Mr. Buran, Ms. Passick, Mr. Korzekwinski and Mr. Braun (collectively, the “Employment Agreements”). The Employment Agreements establish the respective duties and compensation of these individuals and are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management team. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of these executive officers.

The Employment Agreements are substantially similar. The Employment Agreement with Mr. Hegarty has an initial three-year term and each of the other Employment Agreements has an initial two-year term. Prior to the completion of each year during the term of the agreement, the agreement is subject to renewal for an additional year. Thus, the unexpired term of the agreement at any time will generally vary between two and three years, in the case of Mr. Hegarty, and between one and two years, in the case of the other executives. However, the term of Mr. Hegarty’s agreement reduced to two years in 2003 (at age 64) and reduces to one year in 2004, and thereafter continues on a one-year basis.

The Employment Agreements provide for a base salary that will be reviewed annually, customarily in July, with an effective date retroactive to July 1. In this regard, the base salaries of Mr. Hegarty, Mr. Buran, Ms. Passick, Mr. Korzekwinski and Mr. Braun in effect as of July 1, 2003 were $495,000, $270,000, $163,500, $167,000 and $153,500, respectively. In the case of Mr. Hegarty, an additional amount equal to 10% of base salary is deferred each year and is credited with earnings based on mutual fund investments. The deferred amounts plus earnings thereon will be paid to Mr. Hegarty in a cash lump sum upon termination of employment. In addition to any other pension benefit to which he may be entitled, the Bank is required to maintain two bookkeeping accounts for Mr. Hegarty, to provide supplemental retirement benefits. The first account, consisting of $150,000 plus earnings on such amount based on mutual fund investments beginning May 27, 2000, will be paid to Mr. Hegarty in a cash lump sum upon his termination of employment. The Bank is required to credit to the second bookkeeping account the amount of $50,000 in May of each year of Mr. Hegarty’s employment in the period 2001-2011, with such account to be credited with earnings beginning in 2011. In the event of Mr. Hegarty’s death, voluntary resignation without “good reason” (as defined below), or termination for cause, he is entitled to receive the amount then credited to such account in a cash lump sum. In the event of his termination of employment for any other reason, including retirement (or for any reason following a change of control), he is entitled to receive $500,000 in a cash lump sum instead of the amount credited to the second account. In accordance with his employment agreement, Mr. Hegarty’s deferred compensation, supplemental retirement benefits, and benefits under the Bank’s Supplemental Savings Incentive Plan have been funded in a “grantor trust.”

The Employment Agreements provide for termination of the executive’s employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain additional benefits upon the occurrence of certain events: the Company’s or the Bank’s termination of the executive’s employment for reasons other than for cause, the executive’s resignation during the 60-day period commencing six months following a change of control (as defined below), or the executive’s resignation from the Bank and the Company following an event which constitutes “good reason,” which is defined as (1) failure to re-elect the executive to his or her current offices, (2) a material adverse change in the executive’s functions, duties or responsibilities, (3) relocation of the executive’s place of employment outside the Borough of Queens (or other location agreed to by the executive), (4) failure to renew the Employment Agreement by the Bank or Company, (5) a material breach of the Employment Agreement by the Bank or the Company, or (6) failure of a successor company to assume the Employment Agreement. The lump sum severance payment under Mr. Hegarty’s Employment Agreement would be equal to his salary payments, bonuses (based on the highest bonus received in the last three years preceding termination) and deferred compensation otherwise payable if Mr. Hegarty’s employment had continued for an additional 36 months if termination occurs before May 27, 2004 or after a change of control, or 12 months otherwise. The lump sum severance payment under the other Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received in the last three years preceding termination) otherwise payable if the executive’s employment had continued for an additional 24 months. In addition, upon a termination of employment following a change of control, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (based on the amount of bonus received in the prior year). Each executive’s Employment Agreement with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment, or “gross-up”, in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

Assuming a change of control had occurred on December 31, 2003, Mr. Hegarty, Mr. Buran, Ms. Passick, Mr. Korzekwinski and Mr. Braun, would have received cash lump sum severance payments equal to approximately $2,263,500, $800,000, $421,000, $446,000 and $415,000 based on their salaries and bonuses as of that date. The preceding amounts do not take into account the gross-up, amounts related to termination of the Employee Benefit Trust, Mr. Hegarty’s supplemental retirement benefits, or other amounts payable under the Employment Agreements.

In the event an executive terminates employment due to “disability,” which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary and bonus for the first six months, 75% for the next six months and 60% for the balance of the term (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank). The Employment Agreement for Mr. Hegarty provides that in the event of termination of employment due to disability, he would receive the reduced salary described above, the deferred compensation benefit based on such reduced salary, and the supplemental retirement benefits described above.

The Employment Agreements provide that in the event the executive’s employment terminates due to death, the executive’s beneficiaries (or estate) would receive a lump sum payment of the executive’s earned but unpaid salary, plus, in the case of Mr. Hegarty, payment of his accrued deferred compensation benefit and the supplemental retirement benefits described above.

In the event an executive terminates employment for reasons not described above or the executive’s employment is terminated for cause, the executive is entitled to receive only his or her earned but unpaid salary and any benefits payable under the terms of the Company’s and the Bank’s benefit plans. Mr. Hegarty would also receive his accrued deferred compensation benefit, and the supplemental retirement benefits described above.

Change of Control Arrangements.    Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock held by then-current employees and Outside Directors will immediately vest; (2) all outstanding stock options (and tandem limited stock appreciation rights (“SARs”)) held by then-current employees and Outside Directors will become immediately exercisable; (3) the exercise of an outstanding SAR within 90 days after the change of control will entitle the holder to receive a cash payment equal to the excess of (A) the highest price per share of common stock paid during the 90-day period prior to the exercise of the SAR or the change of control over (B) the exercise price of the related stock option; and (4) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after repayment of the Company’s loan to the trust and certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the current year and the preceding four years.

Definition of Change of Control.    A “change of control” is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean: (1) the acquisition of all or substantially all of the assets of the Bank or the Company; (2) the occurrence of any event if, immediately following such event, a majority of the members of the Board of Directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company’s initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors); (3) the acquisition of beneficial ownership of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group; or

(4) approval by the stockholders of the Bank or the Company of an agreement providing for the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

Retirement Plan

The Bank maintains a Retirement Plan which is a tax-qualified defined benefit plan. Salaried employees who are over age 21 and have been employed by the Bank or a participating affiliate for at least one year are eligible to participate in the Retirement Plan. Participants earn an annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of “average annual earnings” (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of “average annual earnings” times years of credited service after February 28, 1993, plus (3) .45% of “average annual earnings” in excess of “average social security compensation” (as determined pursuant to IRS regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years, and benefits earned in any year cannot be reduced by subsequent changes to the plan. Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2003 annual benefits were limited to $160,000. Compensation in excess of $200,000 (subject to cost of living adjustments) is required to be disregarded. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

The following table sets forth information with respect to Retirement Plan benefits payable to the named executive officers.

Retirement Plan Benefits

Name	Current Years of Service(1)	Estimated Annual Retirement Benefit at Age 65(2)
Michael J. Hegarty	8	$32,566	(3)
John R. Buran	2	53,313
Monica C. Passick(4)	24	71,949
Francis W. Korzekwinski	10	101,753
Henry A. Braun	9	45,355

(1)	The number of years of credited service under the Retirement Plan as of December 31, 2003.
(2)	The estimated annual retirement benefit payable as a single life annuity at age 65 to the named executive officer, based on the assumptions that such officer retires at age 65 with no increase in compensation or “social security compensation” from that in effect in 2003.
(3)	Does not include supplemental retirement benefits provided under executive’s Employment Agreement.
(4)	Ms. Passick attained normal retirement age in October 2003. If she had retired on March 1, 2004, her annual retirement benefit would have been $73,052 (based on compensation limits in effect for 2004).

Equity Compensation Plan Information

The following table sets forth securities authorized for issuance under all equity compensation plans of the Company (other than tax-qualified plans) at December 31, 2003.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,294,269	$8.58	1,463,490	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	2,294,269	$8.58	1,463,490

(1)	Consists of 1,090,365 shares available for grant of stock options and 373,125 shares available for grant of restricted stock.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of four non-employee directors, each of whom is independent within the meaning of the rules of Nasdaq. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting, auditing and financial reporting practices. Management is responsible for the Company’s financial reporting process, including the internal control function, and for preparing the Company’s financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles.

In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2003 with management and the independent auditors, (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” (3) received the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and (4) discussed with the independent auditors the independent auditors’ independence from the Company.

Based on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Louis C. Grassi, CPA Chairman	John O. Mead	John E. Roe, Sr.	Michael J. Russo

Audit Committee Financial Expert

The Board of Directors of the Company has determined that Louis C. Grassi, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules, and that he is independent as defined under applicable Nasdaq listing standards. Mr. Grassi is a certified public accountant and a certified fraud examiner.

Fees Paid to Independent Auditors

The following table sets forth the aggregate fees billed for professional services to the Company during the fiscal years ended December 31, 2003 and 2002 by the Company’s independent auditors, PricewaterhouseCoopers LLP.

	2003	2002
Audit Fees	$200,000	$210,000
Audit-Related Fees	80,000	37,400
Tax Fees	37,050	22,588
All Other Fees	—	—

Total Fees	$317,050	$269,988

Audit Fees are fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and review of its quarterly financial statements, and auditing work in connection with bank regulatory filings.

Audit-Related Fees are fees for assurance and related services, consisting primarily of audits of employee benefit plans. For 2003, this amount included fees for testing of the Company’s internal controls and for 2002 it included consultations regarding a pension funding issue and advising the Audit Committee on best practices.

Tax Fees include fees for tax compliance, tax advice, and tax planning and consisted primarily of preparation of tax returns for the Company and its subsidiaries.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to perform the audit of the Company’s consolidated financial statements for the year ending December 31, 2004, subject to ratification by the Company’s stockholders at the annual meeting. PricewaterhouseCoopers LLP served as the independent auditors of the Company for the year ended December 31, 2003. Representatives from PricewaterhouseCoopers LLP will be present at the annual meeting and will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

To the knowledge of the Company, the following persons were the beneficial owners of more than five percent of the outstanding shares of common stock, as of December 31, 2003.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
J.P. Morgan Chase & Co.(2)	1,779,057	9.22%
270 Park Avenue
New York, New York 10017

Thomson Horstmann & Bryant, Inc.(3)	1,336,231	6.93%
Park 80 West
Plaza Two
Saddle Brook, New Jersey 07663

Barclays Global Investors, NA
Barclays Global Fund Advisors(4)	1,021,305	5.29%
45 Fremont Street
San Francisco, California 94105

(1)	On December 31, 2003, the total number of shares of common stock outstanding was 19,290,601.
(2)	According to its filing with the SEC on Schedule 13G/A, J.P. Morgan Chase & Co. has shared voting and dispositive power with respect to these shares of common stock. J.P. Morgan Chase & Co., through an affiliate, serves as trustee for the Flushing Financial Corporation Employee Benefit Trust. As of December 31, 2003, there were 1,779,057 shares of common stock held in the Flushing Financial Corporation Employee Benefit Trust.
(3)	According to its filing with the SEC on Schedule 13G/A, Thomson Horstmann & Bryant, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole voting power with respect to 638,208 shares of common stock and sole dispositive power with respect to 1,336,231 shares of common stock.
(4)	According to their filing with the SEC on Schedule 13G, Barclays Global Investors, NA, a bank as defined in Section 3(a)(6) of the Exchange Act, has sole voting and dispositive power with respect to 773,730 shares of common stock, and Barclays Global Fund Advisors, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole voting and dispositive power with respect to 132,241 shares of common stock, totaling 905,971 shares as to which they collectively have sole voting and dispositive power. In addition, Barclays Global Investors, NA has shared voting and/or dispositive power with respect to 115,334 shares of common stock.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the common stock as of January 31, 2004, by each director of the Company, by each executive officer named in the Summary Compensation Table on page 14, and by all directors and executive officers as a group.

Name	Position(s) with the Company	Shares of Common Stock Beneficially Owned(1)(2)
Gerard P. Tully, Sr.	Chairman of the Board	263,791	(3)
Michael J. Hegarty	President, Chief Executive Officer and Director	477,435	(4)
John R. Buran	Executive Vice President, Chief Operating Officer and Director	121,969	(5)
James D. Bennett	Director	47,474	(6)
Louis C. Grassi	Director	47,192	(7)
John J. McCabe	Director	8,437	(8)
John O. Mead	Director	195,353	(9)
Vincent F. Nicolosi	Director	115,043	(10)
Franklin F. Regan, Jr.	Director	126,376	(11)
John E. Roe, Sr.	Director	159,691	(12)
Michael J. Russo	Director	209,659	(13)
Monica C. Passick	Senior Vice President, Treasurer and Chief Financial Officer	195,241	(14)
Henry A. Braun	Senior Vice President	166,047	(15)
Francis W. Korzekwinski	Senior Vice President	142,412	(16)
All directors and executive officers as a group (16 persons)		2,499,102	(17)

(1)	Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the Bank’s 401(k) Savings Plan and the Company’s Stock-Based Profit Sharing Plan, and have voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company’s Employee Benefit Trust. Officers and directors have the power to vote, but not the power to dispose of, unvested shares of restricted stock granted to them under the Company’s 1996 Restricted Stock Incentive Plan. The table also includes shares which the named individual had a right to acquire upon the exercise of stock options granted under the Company’s 1996 Stock Option Incentive Plan which were exercisable on January 31, 2004. No additional stock options are scheduled to become exercisable within 60 days after January 31, 2004.
(2)	On January 31, 2004, the total number of shares of common stock outstanding was 19,287,900 (including shares held by the Employee Benefit Trust). As of January 31, 2004, other than Messrs. Tully, Hegarty, Russo and Mead and Ms. Passick, who beneficially owned 1.37%, 2.48%, 1.09%, 1.01% and 1.01% of the outstanding shares of common stock, respectively, each individual beneficially owned less than 1% of the outstanding shares of common stock, and all directors and executive officers as a group beneficially owned 12.96% of the outstanding shares of common stock.
(3)	Includes 148,780 shares held jointly by Mr. Tully and his spouse, with whom he shares voting and dispositive power, 52,875 shares held by Mrs. Tully or an entity owned by Mrs. Tully with respect to which Mr. Tully disclaims beneficial ownership, 10,500 shares held by Tulger Contracting Corp. with respect to which Mr. Tully has sole voting and dispositive power, 3,374 unvested shares of restricted stock, and 14,850 shares underlying exercisable stock options.
(4)	Includes 39,802 shares credited to Mr. Hegarty’s account in the 401(k) Plan, 13,317 shares credited to his account in the Profit Sharing Plan, 52,800 unvested shares of restricted stock, 236,400 shares underlying exercisable stock options, and 11,701 shares representing his proportionate voting interest in the Employee Benefit Trust.
(5)	Includes 2,719 shares held jointly by Mr. Buran and his spouse with whom he shares voting and dispositive power, 448 shares credited to Mr. Buran’s account in the 401(k) Plan, 2,101 shares credited to his account in the Profit Sharing Plan, 31,500 unvested shares of restricted stock, 73,500 shares underlying exercisable stock options, and 11,701 shares representing his proportionate voting interest in the Employee Benefit Trust.
(6)	Includes 3,374 unvested shares of restricted stock and 31,725 shares underlying exercisable stock options.
(7)	Includes 3,374 unvested shares of restricted stock and 31,725 shares underlying exercisable stock options.
(8)	Includes 8,437 unvested shares of restricted stock.

(9)	Includes 22,500 shares held by Mrs. Mead with respect to which Mr. Mead has power of attorney and shares voting and dispositive power, 3,374 unvested shares of restricted stock, and 111,880 shares underlying exercisable stock options.
(10)	Includes 11,182 shares held jointly by Mr. Nicolosi and his spouse, with whom he shares voting and dispositive power, 3,374 unvested shares of restricted stock, and 81,880 shares underlying exercisable stock options.
(11)	Includes 2,250 shares held by Mrs. Regan with respect to which Mr. Regan disclaims beneficial ownership, 3,374 unvested shares of restricted stock, and 62,380 shares underlying exercisable stock options.
(12)	Includes 15,825 shares held by Mrs. Roe with respect to which Mr. Roe disclaims beneficial ownership. Also includes 15,525 shares held by City Underwriting Agency, Inc. Defined Profit Sharing Plan and Trust, with respect to which Mr. Roe shares voting and dispositive power, as well as 3,374 unvested shares of restricted stock and 36,880 shares underlying exercisable stock options.
(13)	Includes 189,748 shares held jointly by Mr. Russo and his spouse with whom he shares voting and dispositive power, 3,374 unvested shares of restricted stock and 14,850 shares underlying exercisable stock options.
(14)	Includes 34,518 shares credited to Ms. Passick’s account in the 401(k) Plan, 14,648 shares credited to her account in the Profit Sharing Plan, 11,550 unvested shares of restricted stock, 89,850 shares underlying exercisable stock options, and 11,701 shares representing her proportionate voting interest in the Employee Benefit Trust.
(15)	Includes 1,507 shares credited to Mr. Braun’s account in the 401(k) Plan, 13,442 shares credited to his account in the Profit Sharing Plan, 11,550 unvested shares of restricted stock, 94,500 shares underlying exercisable stock options, and 11,701 shares representing his proportionate voting interest in the Employee Benefit Trust.
(16)	Includes 19,554 shares held jointly by Mr. Korzekwinski and his spouse with whom he shares voting and dispositive power. Also includes 1,913 shares credited to Mr. Korzekwinski’s account in the 401(k) Plan, 12,452 shares credited to his account in the Profit Sharing Plan, 11,550 unvested shares of restricted stock, 80,250 shares underlying exercisable stock options, and 11,701 shares representing his proportionate voting interest in the Employee Benefit Trust.
(17)	Includes 95,997 shares credited to accounts of executive officers in the 401(k) Plan, 77,235 shares credited to their accounts in the Profit Sharing Plan, 177,479 unvested shares of restricted stock held by executive officers and directors, 1,066,420 shares underlying exercisable stock options held by executive officers and directors, and 81,907 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2003, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors were complied with, except that each of Messrs. Hegarty, Buran, Braun, and Callicutt, Ms. Passick and Ms. Piacentini filed one late report covering three transactions (all with respect to stock withholding in connection with the vesting of restricted stock); Mr. Korzekwinski filed one late report covering two transactions (with respect to stock withholding in connection with the vesting of restricted stock) and one additional late report correcting an underreporting of the number of shares involved in a transaction; and each of Messrs. Tully, Bennett, Nicolosi, Grassi, Mead, Regan, Roe, and Russo filed one late report covering two transactions, the automatic grant of stock options and restricted stock on the same day.

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

The last date for timely filing stockholder proposals relating to the annual meeting under the Company’s bylaws was March 21, 2004. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders which is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

To Present Proposal at Annual Meeting.    The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2005 annual meeting of stockholders must be received by the Corporate Secretary on or before March 19, 2005 in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year’s meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

To Include Proposal in the Company’s Proxy Statement.    In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2005 annual meeting of stockholders, it must be received at the Company’s executive offices no later than December 7, 2004. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. See “Corporate Governance – Director Nominations” regarding the deadlines and procedures for submitting a director candidate for consideration by the Nominating and Governance Committee.

MISCELLANEOUS

The Report of the Audit Committee, the Report of the Compensation Committee and the Stock Performance Graph which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

By Order of the Board of Directors,

John R. Buran
Acting Corporate Secretary

Flushing, New York

April 6, 2004

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, IF AVAILABLE.

APPENDIX A

FLUSHING FINANCIAL CORPORATION

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

(as adopted effective February 17, 2004)

Purpose

The Nominating and Governance Committee has the following purposes:

•	Recommending to the Board the slate of director nominees to be proposed by the Board for election by the shareholders (as well as any director nominees to be elected by the Board to fill interim vacancies);

•	Recommending to the Board the directors to be selected for membership on the various Board committees and the chairs of those committees;

•	Developing and recommending to the Board appropriate corporate governance policies and procedures;

•	Approving proposed related party transactions involving executive officers or directors and the Company; and

•	Providing oversight of the corporate governance affairs of the Company and the Board.

Committee Membership

The Committee shall be composed of not less than three members of the Board of Directors, all of whom are independent as defined under the Nasdaq corporate governance standards. Committee members will be appointed by the Board and may be removed by the Board in its discretion.

Meetings and Procedures

The Chair of the Committee will be appointed by the Board. The Chair shall determine the agenda, length, and frequency of Committee meetings. The Chair may establish such rules as may from time to time be necessary or appropriate for the operation of the Committee.

The Committee shall meet at least once each year, and such additional times as it deems appropriate. A majority of Committee members, present in person or by conference telephone, shall constitute a quorum. Action shall be taken by a majority of the Committee members present, in person or by conference telephone, at a meeting at which a quorum is present. The Committee shall report regularly to the full Board with respect to its activities.

The Committee shall have authority to delegate any of its responsibilities to one or more subcommittees composed of one or more members of the Committee. Any such subcommittee shall report to the Committee or the Board with respect to its activities as required.

The Committee shall have the authority to retain (at the Company’s expense) and terminate such consultants, counsel and search firms as the Committee deems advisable to assist the Committee in identifying and evaluating potential director candidates and otherwise assist the Committee in fulfilling its responsibilities. The Committee shall have the authority to approve the fees and other retention terms of any such third parties.

Duties and Responsibilities

•	To annually assess the size and composition of the Board in light of Company needs and recommend to the Board any changes it deems appropriate;

•	To develop and recommend to the Board criteria for selecting and evaluating director nominees;

•	To recommend to the Board the slate of director nominees to be proposed by the Board for election by shareholders;

•	To recommend to the Board the director nominees to be elected by the Board to fill interim vacancies;

A-1

•	To conduct a preliminary review of director independence and, in consultation with the Chair of the Audit Committee, the financial literacy and expertise of potential Audit Committee members in order to assist the Board in its determinations relating to such matters;

•	To recommend to the Board the directors to be selected for membership on the various Board committees and the chairs of those committees;

•	To develop and recommend to the Board appropriate corporate governance policies and procedures;

•	To review and approve all proposed related party transactions involving executive officers or directors and the Company.

A-2

3345-PS-04

[3465- FLUSHING FINANCIAL CORPORATION] [FILE NAME: ZFLSCZ.ELX] [VERSION—(3)] [03/24/04] [orig. 03/15/04]

DETACHHERE ZFLSCZ

FLUSHING FINANCIAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 18,2004

The undersigned hereby appoints John R. Buran, Anna M. Piacentini and Monica C. Passick, and each of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote ail shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Financial Corporation to be held on Tuesday, May 18, 2004 at 2:OO p m ., New York time, at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elrnhurst, New York 11369, or at any adjournment thereof.

Please indicate your vote by telephone or over the Internet as described on the reverse side of this proxy card, or mark, date, sign and return this proxy as indicated on the reverse side t o vote on any item. If you wish to vote by mail in accordance with the Board of Directors’ recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked.

IF YOUR ADDRESS HAS CHANGED, PLEASE INDICATE NEW ADDRESS BELOW.

FLUSHING FINANCIAL CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/ffic

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[3465- FLUSHING FINANCIAL CORPORATION] [FILE NAME: ZFLSCI .ELX] [VERSION—(3)] [03/24/04] [orig. 0311 5/04]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL ZFLSCI

3465

Please mark vote as in this example.

FLUSHING FINANCIAL CORPORATION

The shares reprerented by this proxy will be voted as directed by the stockholder(s). If no direction is given when the duly executed proxy is returned, such shares will be voted FOR tho election of all nominees in Item 1 and FOR approval of Item 2.

Please mark, date and sign as your name appear(s) hereon and return in the enclosed envelope. If acting as executor administator, trustee guardian etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. If shares are held jointly, each stockholder named should sign.

Mark box at right if an address change has been noted on the reverse side of this card.

The Board of Directors recommends a vote FOR the election of all nominees in Item 1 and FOR approval of Item 2.

1. Election of Directors for a three (3)year term expinng 2007.

(01) James D. Bennett

(02) John R. Buran

(03) Vincent F. Nicolosi

(04) Gerard P. Tully, Sr.

FOR ALL

NOMINEES WITHHOLD NOMINEES

FOR ALL

EXCEPT

INSTRUCTION: If you do not wish your shares voted “For” a particular nominee, mark the “For All Except” box and write that nominee’s name in the space above.

FOR AGAINST ABSTAIN

2. Ratification of the Appointment of PricewaterhouseCoopen LLP as Audlton for the year ending December 31, 2004.

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof.

Please be sure to sign and date this proxy card.

Stockholder Co-owner

sign here: _____________________ Date: ____________ sign here:________________ Date:__________